   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 14, 1999
                                                     REGISTRATION NO. 333 -
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                             SOURCINGLINK.NET, INC.

               (Exact name of registrant as specified in charter)

           DELAWARE                 98-0132465
 (State or other jurisdiction    (I.R.S. Employer
              of                  Identification
incorporation or organization)         No.)

                           --------------------------

         650 CASTRO STREET, SUITE 210, MOUNTAIN VIEW, CALIFORNIA 94041
                                 (650) 966-1214

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------

                                 SEAN M. MALOY
                             SOURCINGLINK.NET, INC.
                          650 CASTRO STREET, SUITE 210
                        MOUNTAIN VIEW, CALIFORNIA 94041
                                 (650) 966-1214

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:
                              BRUCE FEUCHTER, ESQ.
                             JEFFREY B. COYNE, ESQ.
                           CHRISTINE A. MILLER, ESQ.
          STRADLING YOCCA CARLSON & RAUTH, A PROFESSIONAL CORPORATION
     660 NEWPORT CENTER DRIVE, SUITE 1600, NEWPORT BEACH, CALIFORNIA 92660
                                 (949) 725-4000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM
            TITLE OF EACH CLASS                  AMOUNT TO BE     OFFERING PRICE PER  AGGREGATE OFFERING      AMOUNT OF
       OF SECURITIES TO BE REGISTERED             REGISTERED          SHARE (1)             PRICE          REGISTRATION FEE
Common Stock ($.001 par value)                 1,250,064 shares         $7.50             $9,375,480            $2,606

(1) The offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c), using the average of the high and low prices reported by the Bulletin Board Market managed by Nasdaq for the Common Stock on September 13, 1999, which was approximately $7.50 per share.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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--------------------------------------------------------------------------------

PRELIMINARY PROSPECTUS

                                1,250,064 SHARES

                                     [LOGO]

                             SOURCINGLINK.NET, INC.

                                  COMMON STOCK

                                ----------------

    This prospectus relates to the offer and sale of up to 1,250,064 shares of our common stock which are held by some of our current stockholders.

    The prices at which such stockholders may sell the shares in this offering will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

    Our common stock is traded on the Nasdaq National Market under the symbol SNET. On September 13, 1999, the last reported sale price of our common stock was $7.38 per share.

    SEE "RISK FACTORS" BEGINNING ON PAGE 4 TO READ ABOUT THE RISKS YOU SHOULD CONSIDER CAREFULLY BEFORE BUYING SHARES OF OUR COMMON STOCK.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

              THE DATE OF THIS PROSPECTUS IS               , 1999.

                               TABLE OF CONTENTS

                                                                                                                PAGE
Where You Can Find Additional Information..................................................................           2
The Company................................................................................................           3
Risk Factors...............................................................................................           4
Incorporation of Certain Documents by Reference............................................................          13
Material Changes...........................................................................................          14
Use of Proceeds............................................................................................          14
Selling Stockholders.......................................................................................          15
Plan of Distribution.......................................................................................          16
Legal Matters..............................................................................................          17
Experts....................................................................................................          17
Indemnification of Directors and Officers..................................................................          17

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS OR ANY UNDERWRITERS, BROKERS OR AGENTS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER, SOLICITATION OR SALE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We have filed with the SEC a registration statement on Form S-3 with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to SourcingLink.net and the common stock, reference is made to the registration statement and the exhibits and schedules thereto. You may read and copy any document we file at the SEC's public reference room in Washington, DC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov.

    We are subject to the information and periodic reporting requirements of the Securities Exchange Act and, in accordance therewith, will continue to file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms, our website and the SEC's website referred to above. Information on our website does not constitute a part of this prospectus.

                                  THE COMPANY

    We have developed an Internet-based turnkey solution for business-to-business eCommerce that enables retailers to organize, automate and significantly reduce the cost of their preorder merchandise sourcing activities by connecting directly with their retail merchandise suppliers around the globe. As opposed to traditional Electronic Data Interchange, or EDI, providers who largely address the post-order process, our solution is primarily focused on the preorder merchandise sourcing process. To date, communications between retailers and merchandise suppliers for preorder merchandise sourcing have largely been carried out through paper-based systems, telephone calls, faxes, courier services or travel and personal visits. This traditional process is time consuming, expensive, inefficient, error prone, labor intensive and results in low productivity for both the retailer and merchandise supplier. Our solution, which uses proprietary software to link and manage the data and oral communications between the retailer and merchandise supplier, organizes and automates the preorder merchandise sourcing function over the Internet. In addition, the Company's solution can also provide traditional EDI capabilities.

    To date, our eCommerce solution has been adopted by PETsMART (the largest specialty retailer of pet food and supplies in the United States) and Promodes (a leading European operator of hypermarkets), both of whom are in the early stage of rolling out our solution to their merchandise suppliers. In addition, Carrefour (the fifth largest retailer in the world), a longstanding customer of our desktop solution, will convert to our eCommerce solution. Customers who are using our solution have experienced significant reduction in costs and improvement in productivity relating to the sourcing activity. Our eCommerce solution is also being evaluated for adoption by Mars Music Company (a rapidly growing U.S.-based specialty retailer of musical instruments and supplies) and ASDA (a leading operator of hypermarkets in the United Kingdom). We are also in discussions with numerous other retailers regarding pilot evaluations of our preorder merchandise sourcing solution.

    We have designed our pricing structure to offer merchandise suppliers, as well as retailers, what we believe is a compelling value. The up-front cost to implement our solution is limited to connectivity to the Internet, mapping and forms specifications, creation of electronic catalogs and training. Thereafter, under our new pricing structure which was implemented on April 1, 1999, each merchandise supplier pays a fixed monthly fee of $95.00 or a fixed annual fee of $950.00 regardless of the number of retailers they are connected to or the number of transactions they process. As a result, we believe the ability of retailers and merchandise suppliers to leverage the SourcingLink.net solution is significant.

    To cost-effectively provide our customers with global support, SourcingLink.net entered into a strategic alliance with IBM Global Network which includes co-marketing and worldwide infrastructure and connectivity support. As a partner in IBM's e-commerce solutions we receive active promotion of our preorder merchandise sourcing solution, use of the IBM logo on all our marketing material, including our website, and participation with IBM at its e-commerce trade show booths. In addition, IBM houses our servers in its secure data management center and provides global help desk and on-site customer support.

    We believe our solution has significant benefits for retailers and merchandise suppliers including (1) low implementation and maintenance costs;
(2) increased productivity and lower costs of doing business; (3) more effective buying decisions; (4) increased retailer and merchandise supplier connectivity; and (5) enhanced revenue opportunities.

    Our objective is to become the leading provider of Internet solutions to manage the sourcing and procurement of merchandise for retailers and their merchandise suppliers. Key elements of our strategy include: (1) leveraging our global presence; (2) developing our sales and marketing infrastructure; (3) focusing our sales and marketing efforts on retailers; (4) offering our merchandise suppliers a compelling price/value relationship; and (5) adopting leading edge technology and service.

    Our company was founded in 1993 in France by Marcel van Heesewijk, our Chairman, to develop desktop software that would enable retailers to manage their preorder merchandise sourcing activities over a private network. By the end of 1994, we had successfully developed a proprietary desktop software solution that enabled retailer to transact sourcing activities over a private network.

    In 1997, we recognized that the Internet would become the standard for business-to-business eCommerce. We began to web-enable our proprietary software to substantially reduce the connectivity cost and enable broader distribution of our solution. During 1998, we completed this development effort and pilot tested our Internet solution with PETsMART and Promodes. Based upon the successful completion of these pilots, we believe we have successfully transitioned from a proprietary desktop software solution to a secure Internet-based communications system, and are well positioned to benefit from first-to-market advantages. To further our objectives, we recently strengthened our management team by hiring Sean Maloy as our President and Chief Executive Officer, Gary Davidson as our Chief Financial Officer, Mark Simonsen as our Chief Technology Officer and Steve Pulver as our Vice President of Sales and Services. We believe we are now poised to implement our strategic plan to achieve significant growth.

    We are located at 650 Castro Street, Suite 210, Mountain View, CA 94041, telephone (650) 966-1214. Our principal website is located at www.sourcinglink.net. Information contained on our website does not constitute part of this Prospectus.

                                  RISK FACTORS

    THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE MAKING AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY, TOGETHER WITH ALL OF THE OTHER INFORMATION SET FORTH OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

                         RISKS RELATED TO OUR BUSINESS

WE ARE AN EARLY-STAGE COMPANY. OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT
  TO EVALUATE OUR FUTURE PROSPECTS.

    We were founded in 1993 and have a limited operating history. Our limited operating history makes the evaluation of our future prospects difficult or impossible. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new, unproven and rapidly evolving markets. To address these risks, we must, among other things, continue to upgrade our technology, commercialize products incorporating such technology, continue to attract, retain and motivate qualified persons and respond to competitive developments. Since competition for experienced information technology personnel is intense, we cannot be certain that we will be able to attract such required personnel. There can be no assurance that we will be successful in addressing such risks. If we do not successfully address these risks, our business will be seriously harmed.

    The growth of our quarterly revenues is especially subject to fluctuation because it depends on the adoption of our solution by a small number of relatively large retailers , who then strongly encourage their merchandise suppliers to subscribe to our solution. As a result, the growth of our quarterly revenue may be effected if we are unable to complete one or more substantial retailer rollouts in any given quarter. Therefore, if we do not attract a sufficient number of retailers who adopt our solution in a particular quarter, our revenues in future periods could be lower than expected.

THE MARKET FOR OUR SOLUTION IS AT AN EARLY STAGE. WE NEED A CRITICAL MASS OF
  RETAILERS AND THEIR MERCHANDISE SUPPLIERS TO IMPLEMENT AND USE OUR SOLUTION.

    The market for Internet-based supply chain management solutions and services is at an early stage of development. Our success depends on a significant number of large retailers implementing our solution and requiring their merchandise suppliers to subscribe to our solution. The implementation of our solution by major retailers and their merchandise suppliers is controlled by multiple parties in the retail organization. In many cases, these organizations must change established business practices and conduct business in new ways. Our ability to attract additional customers for our solution will depend on leveraging our existing customers as reference accounts. As of July 31, 1999, only three retailers had adopted our solution and approximately 480 merchandise suppliers had subscribed to our Internet solution. Accordingly, our solution may not achieve significant market acceptance. Unless a critical mass of retailers and their merchandise suppliers implement our solution, our solution may not achieve widespread market acceptance and our business would be seriously harmed.

WE HAVE A HISTORY OF LOSSES AND EXPECT TO INCUR LOSSES IN THE FUTURE.

    We incurred net losses of $2.8 million in fiscal 1998 and $1.5 million in fiscal 1999. Fiscal 1999 is a nine month accounting period. As of March 31, 1999, we had an accumulated deficit of approximately $14.4 million. The report of our independent accountants accompanying our consolidated financial statements notes that our recurring operating losses raise substantial doubt about our ability to continue as a going concern, however, note 2 to our consolidated financial statements described management's plan in regard to these matters. On August 9, 1999, we completed a private offering of equity securities for $8.1 million. We expect to derive substantially all of our revenues for the foreseeable future from subscription fees for our solution, which is based on an unproven business model. Although these revenues have grown slightly in the most recent quarter, we may not be able to sustain growth in the future necessary to achieve profitability. In fact, we may not have any revenue growth, and our revenues could decline. Moreover, we expect to incur significant sales and marketing, product development, and general and administrative expenses. As a result, we expect to incur significant losses for the foreseeable future.

OUR QUARTERLY OPERATING RESULTS ARE VOLATILE AND DIFFICULT TO PREDICT. IF WE
  FAIL TO MEET THE EXPECTATIONS OF PUBLIC MARKET ANALYSTS OR INVESTORS, THE MARKET PRICE OF OUR COMMON STOCK MAY DECREASE SIGNIFICANTLY.

    Our quarterly operating results have varied significantly in the past and will likely vary significantly in the future. We believe that period-to-period comparisons of our results of operations are not meaningful and should not be relied upon as indicators of future performance. Our operating results could fall below the expectations of securities analysts or investors in some future quarter or quarters. Our failure to meet these expectations would likely adversely affect the market price of our Common Stock.

    Our quarterly operating results may vary depending on a number of factors, including:

    - Demand for our solution and services;

    - Actions taken by our competitors, including new product introductions and enhancements;

    - Delays or reductions in spending for, or the implementation of, supply chain management solutions by our potential customers as companies attempt to stabilize their computer systems prior to January 1, 2000 in order to reduce the risk of computer system problems associated with the Year 2000;

    - Ability to scale our network and operations infrastructure;

    - Ability to develop, introduce and market new solutions and enhancements to our existing solution on a timely basis;

    - Changes in our pricing policies or those of our competitors;

    - Ability to expand our sales and marketing operations, including hiring additional sales personnel;

    - Size and timing of sales of our solution and services;

    - Success in maintaining and enhancing existing relationships and developing new relationships with strategic partners;

    - Ability to control costs;

    - Technological changes in our markets;

    - Deferrals of customer subscriptions in anticipation of new enhancements or features of our solution;

    - Customer budget cycles and changes in these budget cycles; and

    - General economic factors.

    We plan to increase our operating expenses substantially to expand our sales and marketing operations, fund greater levels of product development, increase general and administrative support, develop new partnerships, increase our professional services and support capabilities and improve our operational and financial systems. If our revenues do not increase along with these expenses, our business, operating results and financial condition could be seriously harmed and net losses in a given quarter could be even larger than expected.

    In addition, because our expense levels are relatively fixed in the near term and are based in part on expectations of our future revenues, any decline in our revenues to a level that is below our expectations would have a disproportionately adverse impact on our operating results.

WE EXPECT TO DEPEND ON OUR SOLUTION FOR SUBSTANTIALLY ALL OF OUR REVENUES FOR
  THE FORESEEABLE FUTURE.

    Our solution and related services accounted for substantially all of our revenues in fiscal 1999. We anticipate that revenues from our solution and related services will continue to constitute substantially all of our revenues for the foreseeable future. Consequently, a decline in the price of, or demand for, our solution, or its failure to achieve broad market acceptance, would seriously harm our business.

IMPLEMENTATION OF OUR SOLUTION BY LARGE RETAILERS IS TIME CONSUMING. WE
  FREQUENTLY EXPERIENCE LONG SALES AND IMPLEMENTATION CYCLES.

    Our supply chain management solution is an enterprise-wide solution that must be deployed with many users within a large retailer's sourcing organization. Its adoption by large retailers is characterized by long sales cycles beginning with pilot studies and concluding with retailers strongly encouraging their merchandise suppliers to subscribe to our solution. In many cases, our customers must change established business practices and conduct business in new ways. In addition, they must generally consider a wide range of other issues before committing to purchase our product, including product benefits, integration, interoperability with existing computer systems, scalability, functionality, security and reliability. As a result, we must educate potential customers on the use and benefits of our solution. It frequently takes several months to finalize a retailer commitment to adopt our solution and the commitment must often be approved by a number of management levels within the customer organization. The implementation of our solution requires a commitment of resources by our customers and third-party and professional services organizations. Delay of these commitments may adversely affect our financial results of any particular quarter.

WE CURRENTLY DEPEND ON IBM FOR MARKETING OF OUR SOLUTION AND FOR THE MANAGEMENT
  AND SECURITY OF OUR NETWORK INFRASTRUCTURE.

    We have an alliance with IBM for co-marketing and customer support. We are currently dependent on IBM for most of our marketing and support activities. Therefore, IBM's decisions and performance with respect to these matters have a material impact on our ability to market our solution. While we are currently negotiating new agreements to cover our relationship, and our future plans call for us to take over a substantial portion of our sales and marketing activities, we may not be able to do so effectively. IBM is under no contractual obligation to continue to market our solution. A decision by IBM to cease or reduce substantially its marketing efforts would have an immediate and material adverse effect on our financial condition and results of operations. There can be no assurance that, in such an event, we would succeed in alternative sales methods.

    In addition, we depend on IBM Global Network, or IGN, for certain services relating to our infrastructure, including maintenance of communications lines and management of network data centers. IGN may terminate its performance of these services for us at any time. If IGN were to terminate these services, we would have to obtain them from another service provider or perform them ourselves. There can be no assurance that we would be able to obtain or perform these services on a timely or cost-effective basis. If we were able to obtain such services from a third party, we would be entirely dependent on them to manage and maintain our network infrastructure and to provide security for it.

WE FACE INTENSE COMPETITION. IF WE ARE UNABLE TO COMPETE SUCCESSFULLY, OUR
  BUSINESS WILL BE SERIOUSLY HARMED.

    The market for business-to-business eCommerce solutions in general, and supply chain management solutions in particular, is extremely competitive, evolving and characterized by continuous rapid development of technology. Competition to capture business users is intense and is expected to increase dramatically in the future, which will likely result in price reductions, reduced profit margins and a decrease in our market share, which could have a serious adverse impact on our business.

    Indirect competitors are traditional VAN solution providers that have extended their VAN connections over the Internet and new Internet companies that are focused on trading exchanges that allow merchandise buyers and sellers to access each other on channels within existing portals. Companies which offer EDI over VANs include General Electric Information Services, Sterling Commerce, Harbinger Corporation, QRS Inc. and IBM. Companies which offer exchange solutions include VerticalNet, Wiznet (E.C. Portal), Commerce One, Netscape, Ariba.com and Cyber Merchants Exchange, Inc. Some of these companies have longer operating histories, significantly greater financial, technical, marketing and other resources than us, significantly greater name recognition and a larger installed base of customers. In addition, many of our competitors have well-established relationships with our current and potential customers and have extensive knowledge of our industry. One or more of these companies may develop and add preorder merchandise sourcing capabilities to their existing product offerings, giving them a more comprehensive solution than our solution, which could adversely affect our business. We expect that additional established and emerging companies will seek to enter our market as it continues to develop and expand. We may not be able to compete successfully against future competitors, especially those with significantly greater financial, marketing, service, support, technical and other resources.

WE DEPEND ON THE INTRODUCTION OF NEW VERSIONS OF OUR PROPRIETARY SOLUTION AND ON
  ENHANCING THE FUNCTIONALITY AND SERVICES OFFERED BY OUR SOLUTION.

    If we are unable to develop new software or enhancements to our existing solution on a timely and cost-effective basis, or if new software or enhancements do not achieve market acceptance, our business would be seriously harmed. The life cycle of our solution is difficult to predict because the market for our solution is new and emerging, and is characterized by rapid technological change, changing customer needs and evolving industry standards. The introduction of services employing new technologies and emerging industry standards could render our existing solution obsolete and unmarketable.

    To be successful, our solution must keep pace with technological developments and emerging industry standards, address the ever-changing and increasingly sophisticated needs of our customers and achieve market acceptance.

    In developing new features of our solution, we may:

    - Fail to develop and market features that respond to technological changes or evolving industry standards in a timely or cost-effective manner;

    - Encounter products, capabilities or technologies developed by others that render our solution obsolete or noncompetitive or that shorten the life cycles of our existing solution;

    - Experience difficulties that could delay or prevent the successful development, introduction and marketing of these new features; or

    - Fail to develop new features that adequately meet the requirements of the marketplace or achieve market acceptance.

OUR SOFTWARE MAY CONTAIN ERRORS OR DEFECTS.

    Our software is complex and, accordingly, may contain undetected errors or failures when first introduced. This may result in loss of, or delay in, market acceptance of our solution. We have in the past discovered programming errors in our new releases after their introduction. We have experienced delays in release and customer frustration during the period required to correct these errors. We may discover errors in the future, including Year 2000 errors and additional scalability limitations, in new versions after release.

WE DEPEND ON OUR KEY PERSONNEL.

    Our future performance depends on the continued service of our senior management, product development and sales personnel, in particular Marcel van Heesewijk, our Chairman, and Sean Maloy, our President and Chief Executive Officer. The loss of the services of one or more of our key personnel could seriously harm our business. Our future success also depends on our continuing ability to attract, hire, train and retain a substantial number of highly skilled managerial, technical, sales, marketing and customer support personnel. We are particularly dependent on hiring additional personnel to increase our direct sales and product development organizations. In addition, new hires frequently require extensive training before they achieve desired levels of productivity. Competition for qualified personnel is intense, and we may fail to retain our key employees or to attract or retain other highly qualified personnel.

PROTECTION OF OUR INTELLECTUAL PROPERTY MAY NOT BE ADEQUATE.

    We depend on our ability to develop and maintain the proprietary aspects of our solution. To protect our proprietary technology, we rely primarily on a combination of contractual provisions, confidentiality procedures, trade secrets, and patent, copyright and trademark laws.

    We do not sell our software and we require our customers to enter into user agreements, which impose restrictions on their ability to utilize the software. In addition, we seek to avoid disclosure of our trade secrets, including but not limited to, requiring those persons with access to our proprietary information to execute confidentiality agreements with us and restricting access to our source code. We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. We cannot assure you that any of our proprietary rights with respect to our solution will be viable or of value in the future because the validity, enforceability and type of protection of proprietary rights in Internet-related industries are uncertain and still evolving.

    Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our solution or obtain and use information that we regard as proprietary. Policing unauthorized use of our solution is difficult, and while we are unable to determine the extent to which unauthorized use exists, it can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Our means of protecting our proprietary rights may not be adequate and our competitors may independently develop similar technology, duplicate our solution or our other intellectual property.

    There has been a substantial amount of litigation in the Internet industry regarding intellectual property rights. It is possible that in the future, third parties may claim that we or our current or potential future solutions infringe their intellectual property. Any claims, with or without merit, could be time-consuming, result in costly litigation, cause delays in the introduction of new versions or features or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all, which could seriously harm our business.

    We must now, and may in the future have to, license or otherwise obtain access to intellectual property of third parties. For example, we are currently dependent on licenses of IBM's Lotus Domino software for our solution, and may in the future be dependent on developers' licenses from enterprise resource planning, database and other system software merchandise suppliers in order to ensure compliance of our solution with their systems. We may not be able to obtain any required third party intellectual property in the future.

IN ORDER TO MANAGE OUR GROWTH AND EXPANSION, WE WILL NEED TO IMPROVE AND
  IMPLEMENT NEW SYSTEMS, PROCEDURES AND CONTROLS.

    We currently plan to hire a significant number of employees and to expand the geographic scope of our customer base and operations. This expansion will result in substantial demands on our management resources. Our ability to compete effectively and to manage future expansion of our operations, if any, will require us to continue to improve our financial and management controls, reporting systems and procedures on a timely basis, and expand, train and manage our employee work force. We may encounter difficulties in transitioning to new management information software systems and our personnel, systems, procedures and controls may be inadequate to support our future operations.

OUR BUSINESS IS SUSCEPTIBLE TO NUMEROUS RISKS ASSOCIATED WITH INTERNATIONAL
  OPERATIONS.

    We market our solution to retailers worldwide, and historically have derived a significant portion of our revenues from international sales. As such, we are subject to a number of risks associated with international business activities. These risks generally include:

    - Seasonal fluctuations in purchasing patterns;

    - Unexpected changes in regulatory requirements;

    - Tariffs, export controls and other trade barriers;

    - Longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

    - Difficulties in managing and staffing international operations;

    - Potentially adverse tax consequences, including restrictions on the repatriation of earnings;

    - The burdens of complying with a wide variety of foreign laws;

    - The risks related to global economic turbulence and adverse economic circumstances;

    - Political instability; and

    - Currency exchange rate fluctuations.

OUR BUSINESS COULD BE AFFECTED BY YEAR 2000 ISSUES.

    The risks posed by Year 2000 issues could adversely affect our business in a number of significant ways. Although we believe that our internally developed systems and technology are Year 2000 compliant, our information technology systems nevertheless could be substantially impaired or cease to operate due to Year 2000 problems. Additionally, we rely on information technology supplied by third parties, and our participating sellers also are heavily dependent on information technology systems and on their own third-party merchandise supplier systems. Year 2000 problems experienced by us or any of these third parties could materially adversely affect our business. Additionally, the Internet could face serious disruptions arising from the Year 2000 problem.

    Many of our customers and potential customers have implemented policies that prohibit or strongly discourage making changes or additions to their internal computer systems until after January 1, 2000. We will experience lower net revenues if potential customers who might otherwise subscribe to our solution delay such subscriptions until after January 1, 2000 due to the risk of Year 2000 issues. If our potential customers delay subscribing to our solution in anticipation of the Year 2000 problem, our business would be seriously harmed.

    We cannot guarantee that any of our participating retailers or merchandise suppliers will be Year 2000 compliant in a timely manner, or that there will not be significant interoperability problems among information technology systems. We also cannot guarantee that retailers and merchandise suppliers will be able to use our solution without serious disruptions arising from the Year 2000 problem. Given the pervasive nature of the Year 2000 problem, we cannot guarantee that disruptions in other industries and market segments will not adversely affect our business. Moreover, the costs related to Year 2000 compliance, which thus far have not been material, could ultimately be significant. In the event that we experience disruptions as a result of the Year 2000 problem, our business could be seriously harmed.

OUR BUSINESS COULD BE AFFECTED AS A RESULT OF ANY FUTURE ACQUISITIONS.

    In order to remain competitive, we may find it necessary to acquire additional businesses, products or technologies. If we identify an appropriate acquisition candidate, we may not be able to negotiate the terms of the acquisition successfully, finance the acquisition, or integrate the acquired business, products or technologies into our existing business and operations. Further, completing a potential acquisition and integrating an acquired business will cause significant diversions of management time and resources. If we consummate one or more significant acquisitions in which the consideration consists of stock or other securities, your equity could be significantly diluted. If we were to proceed with one or more significant acquisitions in which the consideration included cash, we could be required to use a substantial portion of our available cash, including proceeds of this Offering, to consummate any acquisition. Acquisition financing may not be available on favorable terms, or at all. In addition, we may be required to amortize significant amounts of goodwill and other intangible assets in connection with future acquisitions, which would seriously harm our business.

                     RISKS RELATED TO THE INTERNET INDUSTRY

WE DEPEND ON INCREASING USE OF THE INTERNET AND ON THE GROWTH OF ECOMMERCE. IF
  THE USE OF THE INTERNET AND ECOMMERCE DO NOT GROW AS ANTICIPATED, OUR BUSINESS WILL BE SERIOUSLY HARMED.

    Our success depends on the increased acceptance and use of the Internet as a medium of commerce on a global basis. Rapid growth in the use of the Internet is a recent phenomenon. As a result, acceptance and use may not continue to develop at historical rates and a sufficiently broad base of business customers may not adopt or continue to use the Internet as a medium of commerce. Demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty, and there exist few proven services and products.

    Our business would be seriously harmed if:

    - Use of the Internet, the web and other online services does not continue to increase or increases more slowly than expected;

    - The infrastructure for the Internet, the web and other online services does not effectively support expansion that may occur; or

    - The Internet, the web and other online services do not create a viable commercial marketplace, inhibiting the development of eCommerce and reducing the need for our solution.

CAPACITY CONSTRAINTS MAY RESTRICT THE USE OF THE INTERNET AS A COMMERCIAL
  MARKETPLACE.

    The Internet may not be accepted as a viable long-term commercial marketplace for a number of reasons. These include:

    - Potentially inadequate development of the necessary communication and network infrastructure;

    - Delayed development of enabling technologies and performance improvements;

    - Delays in the development or adoption of new standards and protocols; and

    - Increased governmental regulation.

SECURITY RISKS AND CONCERNS MAY DETER THE USE OF THE INTERNET FOR CONDUCTING
  ECOMMERCE.

    A significant barrier to eCommerce and communications is the secure transmission of confidential information over public networks. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments could result in compromises or breaches of our security systems or those of other web sites to protect proprietary information. If any well-publicized compromises of security were to occur, it could have the effect of substantially reducing the use of the web for commerce and communications. Anyone who circumvents our security measures could misappropriate proprietary information or cause interruptions in our services or operations. The Internet is a public network, and data is sent over this network from many sources. In the past, computer viruses, software programs that disable or impair computers, have been distributed and have rapidly spread over the Internet. Computer viruses could be introduced into our systems or those of our customers or merchandise suppliers, which could disrupt our network or make it inaccessible to customers or merchandise suppliers. We may be required to expend significant capital and other resources to protect against the threat of security breaches or to alleviate problems caused by breaches. To the extent that our activities may involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could expose us to a risk of loss or litigation and possible liability. Our security measures may be inadequate to prevent security breaches, and our business would be harmed if we do not prevent them.

OUR SOFTWARE SOLUTION MAY EXPERIENCE DELAYS AS A RESULT OF HIGH VOLUMES OF
  TRAFFIC.

    Our solution is currently operating on a limited basis. Our software may not be fully scalable, if the volume of traffic on the website for our solution significantly increases, our solution may experience slower response times or other problems. In addition, users will depend on Internet Service Providers, telecommunications companies and the efficient operation of their computer networks and other computer equipment for access to our solution. Each of these has experienced significant outages in the past and could experience outages, delays and other difficulties due to system failures unrelated to our systems. Any delays in response time or performance problems could cause users of our solution to perceive this service as not functioning properly and therefore cause them to use other methods to manage their sourcing and procurement activities.

    Even if the Internet infrastructure is adequately developed and maintained, we may incur substantial expenditures in order to adapt our solution to changing Internet technologies. Such additional expenses could severely harm our financial results.

INCREASING GOVERNMENT REGULATION COULD LIMIT THE MARKET FOR, OR IMPOSE SALES AND
  OTHER TAXES ON THE SALE OF OUR SOLUTION AND SERVICES.

    As eCommerce evolves, we expect that federal, state or foreign agencies will adopt regulations covering issues such as user privacy, pricing, content and quality of products and services. It is possible that legislation could expose companies involved in eCommerce to liability, which could limit the growth of eCommerce generally. Legislation could dampen the growth in Internet usage and decrease its acceptance as a communications and commercial medium. If enacted, these laws, rules or regulations could limit the market for our solution and services.

    We do not collect sales or other similar taxes in respect of registration and subscription fees for the use of our solution. However, one or more states or countries may seek to impose use tax on companies like us. Legislation limiting the ability of the states to impose taxes on Internet-based transactions has been adopted by the U.S. Congress. This legislation could contain a limited time period in which this tax moratorium will apply. In the event that the tax moratorium is imposed for a limited time period, legislation could be renewed at the end of this period. Failure to enact or renew this legislation could allow various states to impose taxes on eCommerce, and the imposition of these taxes could seriously harm our business.

                                  OTHER RISKS

OUR STOCK PRICE MAY BE VOLATILE.

    An active public market for our Common Stock may not develop or be sustained. The market price of the Common Stock may fluctuate significantly in response to the following factors, some of which are beyond our control:

    - Variations in our quarterly operating results;

    - Changes in securities analysts' estimates of our financial performance;

    - Changes in market valuations of similar companies;

    - Announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

    - Loss of a major customer or strategic partner;

    - Additions or departures of key personnel; and

    - Fluctuations in stock market price and volume, which are particularly common among highly volatile securities of software and Internet-based companies.

WE ARE AT RISK OF SECURITIES CLASS ACTION LITIGATION DUE TO OUR EXPECTED STOCK
  PRICE VOLATILITY.

    In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources.

OUR STOCK PRICE COULD BE AFFECTED BY SHARES BECOMING AVAILABLE FOR SALE.

    Sales of a substantial number of shares of Common Stock in the public market could depress the market price of the Common Stock and could impair our ability to raise capital through the sale of additional equity securities.

WE HAVE IMPLEMENTED CERTAIN ANTI-TAKEOVER PROVISIONS.

    Provisions of our amended and restated certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.

OUR EXISTING EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS CONTROL
  THE COMPANY.

    Our executive officers, directors and principal stockholders beneficially own, in the aggregate, approximately 36% of our outstanding voting stock. As a result, these stockholders will be able to exercise substantial control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This could have the effect of delaying or preventing a change of control of SourcingLink.net.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.

    Some of the statements under "Company," "Risk Factors," and elsewhere in this Prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of these terms or other comparable terminology.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. We incorporate by reference the documents listed below and any additional documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering of securities is terminated. The information we incorporate by reference is part of this prospectus, and any later information we file with the SEC will automatically update and supercede this information.

    The documents we incorporate by reference are:

    1. Our Transition Report on Form 10-KSB for the transition period from July 1, 1998 to March 31, 1999;

    2.  Our Quarterly Report on Form 10-QSB for the quarter ended June 30, 1999;

    3.  Our Proxy Statement, dated June 18, 1999;

    4. The description of our capital stock contained in our registration statement on Form 8-A;

    5.  Our Current Report on Form 8-K, filed with the Commission on June 28,
       1999;

    6.  Our Current Report on Form 8-K, filed with the Commission on July 30,
       1999;

    7. All other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since March 31, 1999.

    You may request a copy of these filings, at no cost, by writing or calling us at SourcingLink.net, Inc., Attention: Gary Davidson, 650 Castro Street, Suite 210, Mountain View, California 94041, telephone number (650) 966-1214.

                                MATERIAL CHANGES

RECENT STOCKHOLDERS MEETING

    Our stockholders recently approved all of the following items at our 1999 Annual Meeting of the Stockholders on July 20, 1999: (1) election of five nominees to serve as directors until the next annual meeting of stockholders or until their successors are elected and have qualified; (2) ratification of the adoption of our 1999 Stock Option Plan which authorizes the grant of options to purchase up to 1,000,000 shares of common stock; (3) ratification of the adoption of our Employee Stock Purchase Plan which authorizes the sale of up to 500,000 shares of common stock; (4) amendment and restatement of our Certificate of Incorporation which effected changes to our Certificate of Incorporation by:
(a) changing our name to SourcingLink.net, Inc., (b) increasing the number of authorized shares of common stock to 60,000,000 shares, (c) increasing the number of authorized shares of preferred stock to 15,000,000 shares, which provides for 10,000,000 shares of blank check preferred stock, and (d) providing for other technical and clarifying amendments; and (5) approval of a Certificate of Amendment which has since been filed effecting a 1-for-4 reverse stock split.

COMPLETION OF ISSUANCE OF COMMON STOCK

    On August 9, 1999, we completed a private offering of 5,031,875 shares of our common stock, (1,257,971 shares on a split-adjusted basis) at an offering price per share of $1.60 ($6.40 on a split-adjusted basis). Gross proceeds from the offering were $8,051,000 and net proceeds were $7,300,000. In connection with the offering, we issued 201,275 warrants to purchase common stock (50,319 warrants on a split-adjusted basis) at $1.60 per share ($6.40 on a split-adjusted basis) to our Placement Agent, Needham & Company, Inc.

LISTING ON NASDAQ NATIONAL MARKET

    We have recently applied for listing on Nasdaq's National Market under the trading symbol SNET.

                                USE OF PROCEEDS

    The proceeds from the sale of each selling stockholder's common stock will belong to the selling stockholders. We will not receive any proceeds from those sales.

                              SELLING STOCKHOLDERS

    We issued 5,031,875 shares of common stock to the selling stockholders on August 9, 1999, in a private offering. We effected a 1-for-4 reverse stock split on August 26, 1999 and therefore the shares sold in our private offering are now equal to 1,257,971 shares of common stock. In connection with the private offering, we agreed to file this registration statement with the SEC to register substantially all the shares purchased by the selling stockholders for resale by them, and to keep the registration statement effective until August 9, 2000.

    The following table sets forth the following information as of August 9, 1999:

    - names of the selling stockholders;

    - number of shares of common stock beneficially owned by each selling stockholder;

    - number of shares each selling stockholder may offer to sell; and

    - number of shares of common stock beneficially owned by each selling stockholder upon completion of this offering, assuming all of the offered shares are sold.

    Other than as set forth in the footnotes to the table below, none of the selling stockholders has, or during the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

    As of August 9, 1999, we had 28,139,837 shares of common stock outstanding. For purposes of computing the number and percentage of shares beneficially owned by each selling stockholder as of August 9, 1999, only shares which such stockholder has the right to acquire on or before October 8, 1999 are deemed outstanding, but are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder.

                                                                                                  SHARES OWNED AFTER
                                                                                                       OFFERING
                                                                     SHARES PRIOR    SHARES    ------------------------
NAME                                                                 TO OFFERING    OFFERED     NUMBER       PERCENT
-------------------------------------------------------------------  ------------  ----------  ---------  -------------
Seligman New Technologies Fund, Inc. ..............................      421,875      421,875          0            0
c/o J&W Seligman Co.
100 Park Avenue
New York, New York 10017

Seligman Investment Opportunities (Master) ........................       46,875       46,875          0            0
Fund-NTV Portfolio
c/o J&W Seligman Co.
100 Park Avenue
New York, New York 10017

Wallington Investments Ltd.(1) ....................................      239,584      156,250     83,334            *
c/o Nomina Financial Services, Ltd.
Waldmanstrasse 8
P.O. Box 319
CH-8024 Zurich Switzerland

Oakwood Holdings Ltd.(2) ..........................................      240,134      156,250     83,884            *
c/o Nomina Financial Services, Ltd.
Waldmanstrasse 8
P.O. Box 319
CH-8024 Zurich Switzerland

                                                                                                  SHARES OWNED AFTER
                                                                                                       OFFERING
                                                                     SHARES PRIOR    SHARES    ------------------------
NAME                                                                 TO OFFERING    OFFERED     NUMBER       PERCENT
-------------------------------------------------------------------  ------------  ----------  ---------  -------------
Manasa Corporation ................................................       46,875       46,875          0            0
c/o V. & J. Saad
P.O. Box 165726
Achrafieh, Beirut, Lebanon

UT Technology Partners LDC ........................................       62,500       62,500          0            0
c/o Unterberg Tobin Capital
10 East 50th Street
New York, New York 10022

UT Capital Partners International LDC .............................       15,625       15,625          0            0
c/o Unterberg Tobin Capital
10 East 50th Street
New York, New York 10022

Cazenove Nominees Limited(3) ......................................       62,500       37,500     25,000            *
12 Tokenhouse Yard
London EC2R 7AN England

Arnhold and S. Bleichroeder, Inc. .................................      156,250      156,250          0            0
1345 Avenue of the Americas
New York, New York 10105

Needham & Company, Inc.(4) ........................................      104,438      104,438          0            0
445 Park Avenue
New York, New York 10022

Needham Emerging Growth Partners, L.P.(5) .........................       39,063       39,063          0            0
445 Park Avenue
New York, New York 10022

Lord Gavron .......................................................        6,563        6,563          0            0
c/o Mercury Asset Management Ltd.
33 King William Street
London EC4R 9AS England

  Totals:..........................................................    1,250,064    1,250,064    192,218            *

------------------------

*   Less than 1%

(1) Represents 83,334 shares owned prior to the August 9, 1999 private offering. The 83,334 shares are not being registered.

(2) Represents 83,884 shares owned prior to the August 9, 1999 private offering. The 83,884 shares are not being registered.

(3) Represents 25,000 shares owned prior to the August 9, 1999 private offering. The 25,000 shares are not being registered.

(4) Needham & Company, Inc. served as our placement agent for our recent private offering of common stock and continues to serve as our placement agent for the issuance of additional shares.

(5) Needham Emerging Growth Partners, L.P. is an affiliate of Needham & Company, Inc.

------------------------

                              PLAN OF DISTRIBUTION

    All or a portion of the common stock offered by this prospectus may be offered for sale from time to time on the Nasdaq National Market or on one or more exchanges, or otherwise at prices and terms then obtainable, or in negotiated transactions. The distribution of these securities may be effected in one or more transactions that may take place on the over-the-counter market, including, among others, ordinary brokerage transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders.

    We will not receive any part of the proceeds from the sale of common stock. The selling stockholders and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act, in which event commissions received by such intermediary may be deemed to be underwriting commissions under the Securities Act. We will pay all expenses of the registration of securities covered by this prospectus. The selling stockholders will pay any applicable underwriters' commissions and expenses, brokerage fees or transfer taxes.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered by the prospectus will be passed by Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California.

                                    EXPERTS

    The consolidated financial statements incorporated in this prospectus by reference to the Transition Report on Form 10-KSB for the transition period ended as of March 31, 1999, have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting, which report includes an explanatory paragraph appearing therein.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Our Certificate of Incorporation provides that to the fullest extent permitted by Delaware law, a director will not be liable for monetary damages for breach of the director's fiduciary duty of care to SourcingLink.net and our stockholders. This provision in the Certificate of Incorporation does not eliminate a director's fiduciary duty of care, and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director will continue to be subject to liability for (i) breach of the director's duty of loyalty to SourcingLink.net or our stockholders for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law,
(ii) acts or omissions that the director believes to be contrary to the best interests of SourcingLink.net or our stockholders, (iii) any transaction from which the director derives an improper personal benefit, (iv) acts or omissions involving reckless disregard for the director's duty to SourcingLink.net or our stockholders when the director was aware or should have been aware of the risk of serious injury to SourcingLink.net or our stockholders, (v) acts or omissions that constitute an unexpected pattern of inattention that amounts to an abdication of the director's duty to SourcingLink.net or our stockholders, (vi) improper transactions between a director and SourcingLink.net, and (vii) improper distributions and loans to directors and officers. This provision does not affect a director's responsibilities under any laws, such as the federal securities laws or state or federal environmental laws.

    In addition, our Bylaws provide that we will indemnify our directors and executive officers and may indemnify our other officers, employees and other agents to the fullest extent permitted by Delaware law. We are also empowered under our Bylaws to enter into indemnification contracts with our directors and officers and to purchase insurance on behalf of any person whom we are required or permitted to indemnify. We have entered into agreements with our directors and executive officers, which requires us to indemnify them to the fullest extent permitted by law against certain losses they may incur in legal proceedings arising in connection with their services to SourcingLink.net.

    Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling SourcingLink.net pursuant to the foregoing provisions or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                1,250,064 SHARES

                                     [LOGO]

                             SOURCINGLINK.NET, INC.

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                               _________ __, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following sets forth the costs and expenses payable by us, in connection with the offering of the shares of Common Stock pursuant to this registration statement:

Securities and Exchange Commission Fee.............................................  $   2,606
Accounting Fees and Expenses.......................................................  $   1,200*
Legal Fees and Expenses............................................................  $  10,000*
Miscellaneous Expenses.............................................................  $   2,100*
                                                                                     ---------
  Total............................................................................  $  15,906
                                                                                     ---------
                                                                                     ---------

------------------------

*   Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    (a) As permitted by Delaware law, our certificate of incorporation eliminates the liability of directors to us or our stockholders for monetary damages for breach of fiduciary duty as directors, except to the extent otherwise required by Delaware law.

    (b) Our certificate of incorporation provides that we will indemnify each person who was or is made a party to any proceeding by reason of the fact that such person is or was a director or officer of the company against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith to the fullest extent authorized by Delaware law. Our bylaws provide for a similar indemnity to our directors and officers to the fullest extent authorized by Delaware law.

    (c) Our certificate of incorporation also gives us the ability to enter into indemnification agreements with each of our directors and officers. We have entered into indemnification agreements with certain of our directors and officers, which provide for the indemnification of our directors or officers against any and all expenses, judgments, fines, penalties and amounts paid in settlement, to the fullest extent permitted by law.

ITEM 16. EXHIBITS

      4.1  Form of Stock Purchase Agreement dated as of August 6, 1999 among SourcingLink.net, Inc., and those certain stockholders all of whom are the Selling Stockholders hereto.

      5.1  Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation.

     23.1  Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation (included in Exhibit 5).

     23.2  Consent of PricewaterhouseCoopers LLP

      24   Power of Attorney (included on the signature page to the Registration Statement--see pages II-4 and II-5).

ITEM 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

        (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

       (iii) include any additional or changed material information on the plan of distribution.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on the 13th day of September 1999.

                                SOURCINGLINK.NET, INC.

                                By:              /s/ SEAN M. MALOY
                                     -----------------------------------------
                                                   Sean M. Maloy,
                                       CHIEF EXECUTIVE OFFICER, PRESIDENT AND
                                                      DIRECTOR

                               POWER OF ATTORNEY

    We, the undersigned directors and officers of SourcingLink.net, Inc. do hereby constitute and appoint Sean Maloy our true and lawful attorney and agent, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) hereto or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended; and we do hereby ratify and confirm all that the said attorney and agent shall do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chief Executive Officer,
      /s/ SEAN M. MALOY           President and Director
------------------------------    (Principal Executive      September 13, 1999
        Sean M. Maloy             Officer)

   /s/ MARCEL VAN HEESEWIJK
------------------------------  Chairman of the Board,      September 13, 1999
     Marcel Van Heesewijk         Secretary and Director

                                Vice President--Finance
      /s/ GARY DAVIDSON           and Chief Financial
------------------------------    Officer (Principal        September 13, 1999
        Gary Davidson             Financial Officer)

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

     /s/ LOUIS DELMONICO
------------------------------  Director                    September 13, 1999
       Louis Delmonico

------------------------------  Director                    September   , 1999
       Johan Vunderink

    /s/ MATTHEUS WEGBRANS
------------------------------  Director                    September 13, 1999
      Mattheus Wegbrans

                                 EXHIBIT INDEX

 EXHIBIT                                                                                                   SEQUENTIAL PAGE
  NUMBER                                             DESCRIPTION                                               NUMBER
-----------  --------------------------------------------------------------------------------------------  ---------------
       4.1   Form of Stock Purchase Agreement dated as of August 6, 1999 among SourcingLink.net, Inc.,
             and those certain stockholders all of whom are the Selling Stockholders hereto.                         26

       5.1   Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation.                                 47

      23.1   Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation (included in Exhibit
             5).

      23.2   Consent of PricewaterhouseCoopers LLP                                                                   48

      24     Power of Attorney (included on the signature page to the Registration Statement-- see pages
             II-4 and II-5).